Exhibit 15











  Securities & Exchange Commission
  450 Fifth Street, N.W.
  Washington, DC  20549


  RE:  Hannaford Bros. Co. 1998 Stock Option Plan
       Registration on Form S-8


  We are aware that our report dated April 22, 1998, on our review of interim financial information of Hannaford Bros. Co. and Subsidiaries as of April 4, 1998 and for the three month period ended April 4, 1998 and March 29, 1997, and included in Form 10-Q for the quarter then ended is incorporated by reference in this registration statement. Pursuant to rule 436(c) under the Securities Act of 1933, this report should not be considered a part of this registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.



                                           s/Coopers & Lybrand L.L.P.
                                           Coopers & Lybrand L.L.P.

  Portland, Maine
  May 19, 1998